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Exhibit 3.14

LIMITED LIABILITY COMPANY AGREEMENT

OF

CROSSTEX HOLDINGS LP, LLC

A Delaware Limited Liability Company

        This LIMITED LIABILITY COMPANY AGREEMENT OF CROSSTEX HOLDINGS LP, LLC (this "Agreement"), dated as of                        , 2003, is adopted, executed, and agreed to by the sole Member (as defined below).

        1.     Formation. Crosstex Holdings LP, LLC (the "Company") has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the "Act").

        2.     Term. The Company shall have a perpetual existence.

        3.     Purposes. The purposes of the Company are to carry on any lawful business, purpose, or activity for which limited liability companies may be formed under the Act.

        4.     Sole Member. Crosstex Energy Holdings Inc., a Delaware corporation, shall be the sole member of the Company (the "Member").

        5.     Contributions. The Member has made, in exchange for a 100% membership interest in the Company, an initial contribution of (i) an undivided 99.999% interest in the Member's ownership of 333,000 common units representing limited partner interest in Crosstex Energy, L.P. and 4,667,000 subordinated units representing limited partner interest in Crosstex Energy, L.P.; (ii) an undivided 99.999% interest in the Member's 100% membership interest in Crosstex Energy GP, LLC and (iii) an undivided 99.999% interest in the Member's 99.999% limited partner interest in Crosstex Energy GP, L.P. Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

        6.     Distributions. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy all other rights, benefits, and interests in the Company.

        7.     Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under, its Directors. The Directors may exercise all such powers of the Company and do all such lawful acts and things as are not directed or required to be exercised or done by the Member by the Act, the Certificate of Formation of the Company or this Agreement. The number of Directors of the Company shall initially be one; but the number of Directors may be changed by the Member or by a majority of the Directors. Directors need not be residents of the State of Delaware or Members of the Company. The Directors, in their discretion, may (i) elect a chairman of the Directors who shall preside at any meetings of the Directors and (ii) appoint one or more officers with such power and authority as the Directors may designate.

        8.     Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect. No other event (including, without limitation, an event described in Section 18-801(4) of the Act) will cause the Company to dissolve.

        9.     Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

[Signature Page to Follow]

        IN WITNESS WHEREOF, the undersigned, being the sole member of the Company, has caused this Agreement to be duly executed as of the date first above written.

CROSSTEX ENERGY HOLDINGS INC.
By:	/s/ BRYAN H. LAWRENCE Bryan H. Lawrence, Chairman

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  Exhibit 3.14
LIMITED LIABILITY COMPANY AGREEMENT OF CROSSTEX HOLDINGS LP, LLC